Exhibit 19





VIA FACSIMILE (650) 655-4300

January 20, 2005

Lissa A. Goldenstein
President and Chief Executive Officer
Argonaut Industries, Inc.
1101 Chess Drive
Foster City, CA  94404

Dear Ms. Goldenstein:

	In accordance with the terms of the letter agreement dated January 12, 2005 between Jewelcor Management, Inc. ("Jewelcor") and Argonaut Technologies, Inc. (the "Company"), Jewelcor withdraws its request that the Company call and hold a Special Meeting.

						Sincerely,
						Jewelcor Management, Inc.



						Seymour Holtzman
						President

cc:	Peter Smith (via facsimile)
	Michael Kennedy (via facsimile)
	Richard L. Huffsmith
SH/jmq
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withdrawal 1-20-05.doc